EXECUTION EXHIBIT 10.1

ROCKY MOUNTAIN CHOCOLATE FACTORY

ECOMMERCE LICENSING AGREEMENT

This ECOMMERCE LICENSING AGREEMENT (this “Agreement”) is made and entered into on this 16th day of March 2020 (the “Effective Date”) by and between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (“RMCF”), and Edible Arrangements, LLC, a Delaware limited liability company (“EA”). RMCF and EA may be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, RMCF and EA have entered into that certain Exclusive Supplier Operating Agreement dated as of December 20th, 2019 (“Supply Agreement”), pursuant to which RMCF sells and EA purchases Products from RMCF; and

WHEREAS, except Existing Online Sale Customers, RMCF and EA desire that EA be granted the exclusive right to sell Products through E-Commerce Distribution Channels upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants exchanged herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.        Definitions. The following terms used herein have the following meanings:

(a)     “Action” means any demand, complaint, action, suit, countersuit, arbitration, inquiry, proceeding or investigation.

(b)     “Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership or voting securities or other interests, by contract or otherwise.

(c)     “Change of Control” means the occurrence of any of the following:

(i)     the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of a Party; or

(ii)     a single transaction or a related series of transactions in which any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) acquires by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) 50% or more of the total voting power of voting stock of a Party.

(d)     “EA Group” means EA, its Affiliates and their respective franchisees, distributors, resellers, referral partners and sales representatives.

(e)     “E-Commerce Distribution Channel” means any online distribution channels such as Internet websites and applications for personal computing devices.

(f)     “EA Materials” means the following, to the extent EA includes the following into any Improvements: (i) trademarks, trade dress, logos and other identifiers of EA; and (ii) content and materials that are publicly used by EA prior to inclusion in any Improvements, but excluding, in each case, any RMCF Materials therein.

(g)     “EA Website” means EA’s own website available at https://www.ediblearrangements.com/ and every other comparable website operated by EA but excluding the RMCF Marketplace.

(h)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)     “Existing Online Sale Customer” means online resellers of Products, existing as of the Effective Date, set forth in Exhibit A.

(j)     “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

(k)     “Handover Date” means the date Transition has been successfully completed in accordance with the Transition Plan.

(l)     “Hard Goods” means any non-consumable, non-edible product sold by EA, such as flowers, balloons or stuffed animals.

(m)      “Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, and (vi) all applications and registrations for the foregoing.

(n)     “Law” means any (i) United States or non-United States federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority; (ii) all applicable national, federal, state and local laws, rules, directives and regulations as they may be amended from time to time relating to the privacy of Personal Data or data security practices relating to Personal Data, including, without limitation, General Data Protection Regulation 2016/679 (“GDPR”) and the California Consumer Privacy Act of 2018, as amended (Cal. Civ. Code §§ 1798.100 to 1798.199), and any related regulations or guidance provided by the California Attorney General, and (iii) any privacy policy or practice applicable to any Personal Data that EA accesses, uses, collects, or maintains hereunder, including, without limitation any practice required in connection with the processing of credit card data including PCI DSS.

(o)     “Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

(p)     “Indemnitor” means any Party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

(q)     “Liabilities” means any and all indebtedness, claims, debts, liabilities, demands, causes of actions, Actions and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

(r)     “Licensed Materials” means RMCF Materials where RMCF is the Licensor and EA Materials where EA is the Licensor.

(s)     “Licensee” means each Party in its capacity as a licensee licensing Licensed Materials from Licensor.

(t)     “Licensor” means each Party in its capacity as a licensor licensing Licensed Materials to Licensee.

(u)     “Losses” means any and all damages, losses, deficiencies, Liabilities, taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

(v)     “Marks” means all trademarks, trade dress, logos and other identifiers of RMCF (i) set forth on Exhibit B or (ii) otherwise designated in writing from time to time by RMCF, in each case for EA’s use in accordance with this Agreement.

(w)     “Opt-In Location” means the location of RMCF or an RMCF franchisee that has opted-in to serve as a fulfillment location for Online Orders.

(x)     “Opt-In Location Agreement” means, as applicable, the agreement between EA and an RMCF franchisee or the agreement between EA and RMCF, governing the terms and conditions applicable to the fulfillment of Product orders at the Opt-In Locations.

(y)     “Personal Data” means any information that the EA Group receives, generates or derives in any manner from any source in connection with carrying out its rights or obligations under this Agreement or an Opt-In Location Agreement that relates to an individual person and that, alone or in combination with other data, (i) may be used to identify any person, (ii) identifies characteristics (such as likes, dislikes, propensities, or tendencies) of any person, (iii) is otherwise regulated by any Laws, or (iv) that constitutes “personal data” under Law. Notwithstanding the foregoing, with respect to Personal Data subject to the General Data Protection Regulation 2016/679 (“GDPR”), “Personal Data” will have the meaning given in the GDPR and with respect to Personal Data subject to any other Laws, “Personal Data” will have the meaning given in such Laws.

(z)     “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

(aa)     “Permitted Country” means (i) the following countries in the Territory where RMCF conducts business and has registered Marks as of the Effective Date: United States; and (ii) any other country which the Parties mutually agree after the Effective Date to designate as a Permitted Country.

(bb)     “Product” means all chocolates, candies and other confectionery products (i) produced by RMCF in a RMCF factory that bear the Rocky Mountain Chocolate Factory brand or (ii) produced by RMCF or an RMCF franchisee that bear the Rocky Mountain Chocolate Factory brand that are offered for sale in RMCF stores.

(cc)     “RMCF Group” means RMCF and those of its franchisees that have opted-in to serve as a fulfillment location under an Opt-In Location Agreement.

(dd)     “RMCF Marketplace” means the webpage for the Products made available on the EA Website.

(ee)     “RMCF Materials” means, collectively, the Website Content and Marks.

(ff)     “RMCF Website” means RMCF’s website available at https://www.rmcf.com/ and every other comparable website operated by RMCF.

(gg)     “SAA” means the Strategic Alliance Agreement dated December 20, 2019 between RMCF and EA.

(hh)     “Social Media” means online blogs, forums, chat rooms and social networking sites such as Yelp, Twitter, Facebook, MySpace, Reddit, YouTube, SecondLife, LinkedIn, Instagram, Google+, Pinterest, Tumblr, Vimeo, Vine, Wordpress and any other social media and similar online or digital communities or networks.

(ii)     “Territory” means anywhere in the world except for Canada; provided that the Territory will include Canada if any current or future prohibitions in existence on the Effective Date against RMCF authorizing an independent distributor of Products in Canada are no longer effective (in which case RMCF agrees to give EA written notice thereof).

(jj)     “Warrant” means the Common Stock Purchase Warrant dated December 20, 2019 issued by RMCF to EA.

(kk)     “Website Content” means the content and any related Intellectual Property rights used on the website made available at the domain https://www.rmcf.com/ by RMCF in connection with its operation of its business at any time preceding the Handover Date. Notwithstanding the foregoing, “Website Content” excludes all trademarks, trade dress, logos and other identifiers of RMCF, whether registered or unregistered, including the benefit of all applications, renewals and extensions and rights relating to the foregoing.

2.        License.

(a)     License Grants From RMCF to EA. Subject to the terms and conditions of this Agreement, RMCF hereby grants to EA:

(i)     a non-exclusive, non-transferrable (except as permitted in Section 14(g)), sublicensable (solely to subcontractors of EA or its Affiliates, for the sole purpose of assisting EA or its Affiliates to operate the RMCF Marketplace and the EA Website and further subject to Section 2(c)) right, and license to use, copy, modify, distribute, perform and display the Website Content worldwide solely in connection with the RMCF Marketplace and in connection with the sale of Products on the EA Website, in each case, solely for sales in the Territory; and

(ii)     a non-exclusive, non-transferrable (except as permitted in Section 14(g)), sublicensable (subject to Section 2(b) and 2(c)) right, and license to use and display the RMCF Materials worldwide solely in connection with the RMCF Marketplace and in connection with the sale of Products on the EA Website, or in advertising or promotional materials for the Products that are made available at RMCF Marketplace or the EA Website, in each case, solely for sales in the Territory.

provided, however, EA will obtain RMCF’s written consent prior to offering for sale, selling or distributing any Products in a country other than a Permitted Country (except that RMCF’s consent is not needed for any country where users from that country may merely access the RMCF Marketplace or the EA Website but not purchase Products). Upon receipt of a request for such consent, RMCF must either (A) consent to sales in such country or (B) promptly file, prosecute and obtain any Marks in that country at RMCF’s cost and expense, then consent to sales in such country. RMCF may elect option (A) or (B) in the prior sentence in its sole discretion.

(b)     EA Group. EA is entitled to extend the licenses under Section 2(a)(ii) to members of the EA Group provided that such grant to members of the EA Group is limited solely for purposes of conducting advertising or promotional materials for the Products that are made available at RMCF Marketplace or the EA Website and is consistent with all the terms and conditions of this Agreement. For clarity, the foregoing does not allow EA to authorize members of the EA Group to further sublicense the rights granted under Section 2(a)(ii) outside the EA Group. EA will cause any such member of the EA Group to comply with EA’s obligations hereunder with respect the licenses under Section 2(a)(ii). EA will be liable for all acts or omissions of members of the EA Group in connection with the exercise by such members of the EA Groups of their rights granted hereunder with respect the licenses under Section 2(a)(ii) and their performance of any of EA’s obligations hereunder to the same extent EA would be liable to RMCF had EA performed such act or omission. If RMCF has a claim arising under this Agreement against members of the EA Group, RMCF may seek a remedy directly against EA and may, but is not required to, seek a remedy against the member of the EA Group. Any termination of this Agreement as to EA also constitutes termination as to any Affiliates.

(c)     Sublicensing. EA will impose on each sublicensee, terms at least protective of RMCF as the terms set forth in this Agreement and will secure all appropriate covenants from its sublicensees sufficient to ensure that EA and such sublicensee can comply with all of its covenants and obligations to RMCF under this Agreement. EA will furnish RMCF with the pertinent sections of such sublicensing agreements upon reasonable request by RMCF. Nothing in this Section will be construed to relieve EA of its obligations to RMCF under this Agreement. Any act or omission by a sublicensee that would have constituted a breach of this Agreement had it been an act or omission by EA will constitute a breach of this Agreement; provided, that RMCF will not have the right to terminate this Agreement so long as EA exercises reasonably diligent efforts to cause the sublicensee giving rise to such breach to cure such breach.

(d)     License Grants From EA to RMCF. Subject to the terms and conditions of this Agreement, EA hereby grants to RMCF a non-exclusive, non-transferrable (except as permitted in Section 14(g)), sublicensable (subject to the remainder of this Section 2(d)) right, and license to use and display the EA Materials and Improvements in the United States solely in advertising or promotional materials for the Products that are made available at RMCF Marketplace or the EA Website, in each case, solely for sales in the United States. RMCF is entitled to extend the license under Section 2(d) to members of the RMCF Group provided that such grant to members of the RMCF Group is limited solely for purposes of conducting advertising or promotional materials for the Products that are made available at RMCF Marketplace or the EA Website and is consistent with all the terms and conditions of this Agreement. For clarity, the foregoing does not allow RMCF to authorize members of the RMCF Group to further sublicense the rights granted under Section 2(d) outside the RMCF Group. RMCF will cause any such member of the RMCF Group to comply with RMCF’s obligations hereunder with respect the license under Section 2(d). RMCF will be liable for all acts or omissions of members of the RMCF Group in connection with the exercise by such members of the RMCF Groups of their rights granted hereunder with respect the license under Section 2(d) and their performance of any of RMCF’s obligations hereunder to the same extent RMCF would be liable to EA had RMCF performed such act or omission. If EA has a claim arising under this Agreement against members of the RMCF Group, EA may seek a remedy directly against RMCF and may, but is not required to, seek a remedy against the member of the RMCF Group. Any termination of this Agreement as to RMCF also constitutes termination as to any other members of the RMCF Group. RMCF will impose on each sublicensee, terms at least protective of EA as the terms set forth in this Agreement and will secure all appropriate covenants from its sublicensees sufficient to ensure that RMCF and such sublicensee can comply with all of its covenants and obligations to EA under this Agreement. RMCF will furnish EA with the pertinent sections of such sublicensing agreements upon reasonable request by EA. Nothing in this Section will be construed to relieve RMCF of its obligations to EA under this Agreement. Any act or omission by a sublicensee that would have constituted a breach of this Agreement had it been an act or omission by RMCF will constitute a breach of this Agreement; provided, that EA will not have the right to terminate this Agreement so long as RMCF exercises reasonably diligent efforts to cause the sublicensee giving rise to such breach to cure such breach.

(e)     Website Traffic and Social Media Re-Direction. Beginning on the Handover Date and for the remainder of the Term, RMCF must redirect to the RMCF Marketplace all visitors on the RMCF Website and all visitors to RMCF’s Social Media, in either case, who select a link to purchase any Products. For clarity, except for sales to or by Existing Online Sale Customers, beginning on the Handover Date, RMCF will not sell any Products on the RMCF Website and all sales of Products via E-Commerce Distribution Channels will be conducted by EA on the RMCF Marketplace or the EA Website. Except for Existing Online Sale Customers, RMCF will not, directly or indirectly, offer for sale, sell or distribute any Product through any E-Commerce Distribution Channel after the Handover Date, including through any third party, without the prior written consent of EA, which will not be unreasonably withheld or delayed if EA in good faith believes that such new E-Commerce Distribution Channel would not reasonably be expected to have a material adverse effect on the sale of Products by EA and members of the EA Group. Notwithstanding anything to the contrary in this Section 2(e) or elsewhere in this Agreement, RMCF may not materially increase the scope or scale of the sale of Products to or by Existing Online Sale Customers without the prior written consent of EA, which will not be unreasonably withheld or delayed if EA in good faith believes that such increase in scope or sale of Products would not reasonably be expected to have a material adverse effect on the sale of Products by EA and members of the EA Group.

(f)     RMCF Website Operation. Subject to Section 5 and Section 7, EA has sole discretion to determine how to operate the RMCF Marketplace, including without limitation deciding which Products are offered for sale on the RMCF Marketplace, which Online Orders for Products are accepted, where such Products are sold (subject to Section 2(a)) and the prices at which those Products are sold. Notwithstanding anything to the contrary herein, this Section 2(f) does not grant EA the right to, and EA will not, sell any other products, other than Hard Goods as a suggested add-on at checkout, within the RMCF Marketplace. For clarity, EA may sell Products on the EA Website together with any other product.

(g)     RMCF Website and Social Media. RMCF will retain ownership and sole control over the administration of the RMCF Website and all RMCF Social Media accounts, including the administration of email addresses using such RMCF Website. EA may provide suggestions to RMCF regarding the content available on the RMCF Website as it pertains to Product sales via an E-Commerce Distribution Channel. RMCF will give EA input with regards to e-commerce opportunities within all RMCF Social Media accounts, including working with EA to embed coded links within such accounts to the RMCF Marketplace. For clarity, RMCF franchisee’s may use Social Media to promote Products and their stores.

(h)     Reservation of Rights. EA will not use the RMCF Materials in a manner that is not authorized under this Agreement. Except for the limited licenses granted to EA in Section 2(a) and Section 2(b), RMCF and its licensors retain all right, title and interest in and to all RMCF Materials and its other Intellectual Property and, subject to Section 2(e), RMCF may continue to offer for sale, sell or distribute any Product through any Existing Online Sale Customers. RMCF will not use the EA Materials in a manner that is not authorized under this Agreement. Except for the limited licenses granted to RMCF in Section 2(d), EA and its licensors retain all right, title and interest in and to all EA Materials and its other Intellectual Property. Each Party reserves all rights not expressly granted to the other Party hereunder, and no rights are granted by implication, estoppel, statute, operation of Law or otherwise.

3.        Transition. With reasonable consultation and input from RMCF, EA will set forth a plan, subject to RMCF’s approval, which will not be unreasonably delayed or withheld, that describes (a) the services, deliverables, tasks and functions each Party must undertake to implement the Transition, including the process for allowing RMCF gift cards to be redeemed on the RMCF Marketplace; (b) the sequence in which each service, deliverable, task and function will be undertaken, and (c) the target completion date for each such service, deliverable, task and function (collectively, “Transition Plan”). “Transition” means the transition of Product sales conducted by RMCF on the RMCF Website to Product sales conducted by EA on the RMCF Marketplace. Each Party will perform, in a timely manner, those tasks designated as such Party’s responsibilities in the Transition Plan. RMCF will use commercially reasonable efforts to provide EA with reasonable access to any personnel, and where required by the Transition Plan, to access to personnel of third party vendors, for RMCF-specific knowledge transfer to the extent reasonably requested by EA to perform the Transition. Each Party will bear its own costs and expenses incurred in connection with its performance of tasks designated in the Transition Plan.

4.        Intellectual Property.

(a)     Ownership of Licensed Materials. Licensee acknowledges that Licensor is the owner of the Licensed Materials, all applications and registrations therefor, all associated common law rights, and all associated goodwill. Licensee’s use of the Licensed Materials inures to the benefit of Licensor. Licensee will not acquire or claim any title to the Licensed Materials adverse to Licensor by the license granted herein, or through Licensee’s use of the Licensed Materials. Licensee will, at Licensor’s cost, promptly sign all lawful documents, make lawful declarations and/or provide affidavits, reasonably requested by Licensor, in connection with the protection (including the application or maintenance of Licensor’s trademarks) enforcement or defense of the Licensed Materials. Licensee will not perform, do, or cause any act to be done, or fail to take any action that was previously taken by Licensor, which would materially injure or impair Licensor’s rights, title, interest, and/or ownership in and to any Licensor trademark (including any applications for registration and/or registrations therefore) and all goodwill therein. Licensee will not attempt to register any of the Licensed Materials or any derivatives thereof, or any marks or names confusingly similar to any Marks.

(b)     Ownership of RMCF Marketplace. Except for any RMCF Materials, Improvements, or other RMCF Intellectual Property used in, or in connection with, the RMCF Marketplace, RMCF acknowledges that EA is the owner of the RMCF Marketplace, all applications and registrations therefor, all associated common law rights, and all associated goodwill.

(c)     Improvements. Upon request by RMCF, EA will promptly disclose and deliver copies of all information and materials pertaining to any improvement, modification, derivative work, variation of the RMCF Materials or any other works (including works of authorship) or materials used in connection with the RMCF Marketplace or any advertising or marketing materials therefore, but, in each case, excluding any EA Materials (collectively, “Improvements”). EA hereby assigns, transfers, and conveys to RMCF all of EA’s right, title, and interest in and such Improvements and irrevocably waives (and to the extent necessary, has caused its employees, contractors and others to waive) any Intellectual Property or other rights therein, including moral rights, that cannot (as a matter of Law) be assigned to RMCF. As applicable and at no additional charge (except RMCF shall promptly reimburse EA for any out-of-pocket costs and expenses), EA: (i) will (and to the extent necessary, will cause its employees, contractors and others to) execute all documents required to evidence, perfect, obtain, protect, defend, convey and enforce the rights of RMCF in the Improvements and (ii) hereby irrevocably designates and appoints RMCF and its authorized officers and agents as EA’s agent and attorney in fact, to execute documents and take any lawfully permitted action to evidence, perfect, obtain, protect, defend, convey and enforce the rights of RMCF in the Improvements that EA is unable or unwilling to perform. RMCF licenses all Improvements to EA on the same terms and the conditions as the licenses set forth in Section 2(a), except that this license to Improvements is exclusive (but subject to the license rights in Section 2(d)), and EA may not use, display, copy, modify, distribute, perform, display, or otherwise exploit the Improvements in any manner whatsoever during the term of this Agreement. RMCF may not improve, modify, create derivative works of, or vary any EA Materials.

(d)     Feedback; Translations. To the extent EA provides RMCF with any suggestions, ideas, enhancement requests, feedback, recommendations or other information relating to the Products (“Feedback”) or creates any Translations, EA hereby grants to RMCF a nonexclusive, worldwide, perpetual, irrevocable, transferable, sublicensable, royalty-free, fully paid up license to use and exploit the Feedback or Translations for any purpose notwithstanding anything else.

(e)     Third Party Infringement. Licensee will provide Licensor with written notice promptly after becoming aware of any infringement or suspected infringement of any Licensed Materials; provided that any failure by Licensee to provide such notice will not relieve Licensor of its obligations under this Agreement. Licensor may, in its sole discretion, choose to enforce the Licensed Materials against such Person (including the right to seek past damages and injunctive relief) by filing suit in its own name. Licensee will not enforce the Licensed Materials against any Person. Licensee will use commercially reasonable efforts to provide items and cooperation reasonably requested by Licensor in connection with any such suit and Licensor shall promptly reimburse Licensee for any out-of-pocket costs and expenses it incurs in connection therewith.

(f)     Customer Data. RMCF acknowledges that, as between the Parties, EA is the owner of all customer data, such as data (including personal data) relating to EA’s customers’ purchase of the Products on the RMCF Marketplace after the Handover Date, which includes, but is not limited to any information regarding, (i) the identity and contact information for such customer (including, email, address and phone number) (“Customer Contact Data”); (ii) the type and quantity of Products purchased; (iii) any device (e.g., a computer, mobile or handheld telephone or tablet, browser or other device or program) used by or for customer to access or visit the RMCF Marketplace; (iv) any data obtained through a pixel, cookie, or other data collecting mechanism from customer’s use of the RMCF Marketplace; and (v) any demographic data collected as a result of the Product sales (the data collected pursuant to clauses (ii), (iii), (iv) and (v) “Product Data”, together with Customer Contact Data, the “Customer Data”).

5.        Obligations of the Parties.

(a)     Sales Dashboard. In accordance with the timetable and terms to be set forth in the Transition Plan, EA will provide RMCF access to a sales dashboard containing Product Data (the “Sales Dashboard”); provided, however, in no event shall EA be required to release such information to RMCF if such release would violate the terms of the privacy and confidentiality terms posted on the EA Website or applicable Law. RMCF will not, directly or indirectly, (i) reverse engineer, decompile, disassemble or otherwise attempt to discover the source code, object code or underlying structure, ideas, know-how or algorithms relevant to the Sales Dashboard, (ii) modify, translate, or create derivative works based on the Sales Dashboard, (iii) use the Sales Dashboard for timesharing or service bureau purposes or otherwise for the benefit of a third party, or (iv) remove any proprietary notices or labels on the Sales Dashboard. RMCF acknowledges that, as between the Parties, EA is the owner of the Sales Dashboard and all related Intellectual Property. EA does not warrant that the Sales Dashboard will be uninterrupted or error free. THE SALES DASHBOARD IS PROVIDED “AS IS”.

(b)     RMCF Marketplace. EA will (i) prominently display the RMCF Materials and any other materials in any other language provided by RMCF from time to time on the EA Website in a manner determined by EA in its discretion; (ii) include on the home page of the EA Website a prominent link to the RMCF Marketplace (that is no less prominent than any other brand (excluding the Edible Arrangements brand)) on the EA Website. At RMCF’s reasonable request from time to time, Edible will update the EA Website (solely in conjunction with EA’s performance under Section 5(b)(i) or Section 5(b)(ii)) and the look and feel of the RMCF Marketplace and any RMCF Materials in a form reasonably acceptable to the Parties.

(c)     Promotional Efforts. RMCF will use commercially reasonable efforts to ensure that the RMCF Materials it provides to EA under this Agreement will at such time be in compliance in all material respects with all applicable US Laws. EA will use commercially reasonable efforts to ensure that the operation of the RMCF Marketplace will at all times be in compliance in all material respects with all applicable Laws. Licensee will use commercially reasonable efforts to ensure that all advertising, promotional or other uses of the Licensed Materials (i) will at all times conform to the written quality standards and guidelines specified by Licensor from time to time, (ii) will not materially deviate from any approved uses without obtaining prior approval from Licensor and (iii) will at all times be in compliance in all material respects with all applicable Laws. If EA creates any promotional literature, brochures, descriptions, specifications, manuals and other materials relating to any Products, EA will ensure that any such materials comply in all material respects with applicable Law and with RMCF’s then current written guidelines (and promptly cease all use of any such materials that do not comply), which RMCF may change from time to time by written notice to EA. Notwithstanding anything in this Agreement to the contrary, neither EA nor any member of the EA Group shall be responsible for any failure of the contents of the RMCF Materials that are incorporated into any such materials to comply with applicable US Laws.

(d)     Quality Control and Inspection. Licensor has the right, at all reasonable times, to inspect the manner in which Licensee uses the Licensed Materials and Licensee’s compliance with the obligations set forth in this Section. Such inspection will be conducted, at the election of Licensor, by personal visit to Licensee or by written request for information. Any such inspections will be at Licensor’s sole expense. Licensee will cooperate with such inspections and will immediately change or discontinue any use of any Licensed Materials or any advertising or promotional efforts of the Products that do not conform to the written quality standards and guidelines specified by Licensor from time to time or as may otherwise be reasonably requested by Licensor.

(e)     Translations. EA will accurately translate into any non-English language and localize for applicable local Law all terms of service, warnings for the Products, marketing materials and other documentation, materials or information provided by RMCF, including, the RMCF Materials, that are either (i) required by Law to be translated in order to either be legally effective or to protect RMCF from liability of any nature; or (ii) would be reasonably likely to be helpful to customers and prospective customers of the Products (each, a “Translation”). EA will use each Translation solely during the Term of this Agreement, solely for the purposes of this Agreement, and subject to all terms and conditions of this Agreement.

6.        Order Fulfillment.

(a)     Online Orders. EA will provide all services, including any customer service and support, reasonably necessary to service and fulfill Product orders placed on the RMCF Marketplace which are accepted by EA (“Online Orders”) except to the extent that EA’s failure to provide services is caused by (i) RMCF’s failure to perform certain fulfillment services as set forth in an Opt-In Location Agreement executed by RMCF (“RMCF Fulfilled Order”) or (ii) a RMCF franchisee’s failure to perform certain fulfillment services as set forth in the Opt-In Location Agreement executed by such franchise (“RMCF Franchisee Fulfilled Order”). For clarity, (A) the purchase of Products by EA from RMCF to fulfill Online Orders will be subject to the terms and conditions of the Supply Agreement and (B) all Products and claims related to any Products sold on the RMCF Marketplace fulfilled by RMCF, its Affiliates or their respective franchisees will be subject to the terms of the applicable Opt-In Location Agreements and the Letter Agreement dated the date hereof between EA and RMCF.

(b)     Opt-In Location Agreements. RMCF and its franchisees may, in their sole discretion, opt-in to serve as an Opt-In Location. The terms applicable to each RMCF Fulfilled Order or RMCF Franchisee Fulfilled Order and the Products sold thereunder will be set forth in the applicable Opt-In Location Agreement.

7.        Hosting of RMCF Marketplace; Disaster Recovery and Business Continuity.

(a)     Hosting Requirements. EA will host the RMCF Marketplace with (i) uptime, (ii) response time, (iii) availability, and (iv) performance of its customer-facing services, (such as credit card processing times, customer inquiry response and resolution times) commensurate in all material respects with EA’s Edible Arrangements marketplace.

(b)     DR/BC. EA will maintain or cause to be maintained business continuity, disaster avoidance, and disaster recovery procedures designed to safeguard EA’s processing capability and the RMCF Marketplace that is commensurate in all material respects with EA’s Edible Arrangements marketplace.

8.        Confidentiality.

(a)     Confidential Information. “Confidential Information” means all of the trade secrets, business and financial information, business methods, procedures, know-how and other information of every kind that relates to the business of either Party and is marked or identified as confidential at the time of disclosure, or disclosed in circumstances that would lead a reasonable person to believe such information is confidential. The Party receiving Confidential Information (“Recipient”) from the other Party (“Discloser”) will not use such Confidential Information for any purpose other than in connection with this Agreement, and will disclose such Confidential Information only to the employees or contractors of the Recipient who have a need to know such Confidential Information for purposes of this Agreement and who have signed a written agreement imposing a duty of confidentiality no less restrictive than the Recipient’s duty hereunder. The Recipient will protect the Discloser’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Recipient protects its own confidential or proprietary information of a similar nature and with no less than a reasonable degree of care. The Recipient will be liable to the Discloser for breaches of this Section 8 by its employees and contractors as if such breaches were those of the Recipient. Confidential Information excludes any information that (i) was already lawfully known to the Recipient at the time of disclosure by the Discloser as shown by contemporaneous documentation; (ii) is disclosed to the Recipient by a third party who had the right to make such disclosure without any confidentiality restrictions; or (iii) is, or through no fault of the Recipient has become, generally available to the public. Notwithstanding the foregoing, the Recipient may disclose Confidential Information of the Discloser pursuant to a subpoena or other court process only (A) after having given the Discloser prompt notice of the Recipient’s receipt of such subpoena or other process and (B) after the Recipient has given the Discloser a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order. Confidential Information of the Discloser in the custody or control of the Recipient will be promptly returned or destroyed upon the earlier of (1) the Discloser’s written request or (2) termination of this Agreement.

9.        Data Security.

(a)     Safeguards. EA will implement and maintain administrative, physical and technical safeguards that prevent any unauthorized use, access, processing, destruction, loss, alteration, or disclosure of any of Customer Data as may be held or accessed by the EA Group. Such information security program will include, without limitation: (i) adequate physical security of all premises in which Customer Data will be processed or stored; (ii) all reasonable precautions taken with respect to the employment of and access given to EA personnel to any systems containing Customer Data; and (iii) an appropriate network security program (which includes, without limitation, encryption of all sensitive or private data).

(b)     Notification of Security Breach. EA will notify RMCF immediately following discovery of any reasonably suspected breach or compromise of the security, confidentiality, or integrity of any Customer Data. Written notification provided pursuant to this paragraph will include a brief summary of the available facts, the status of EA’s investigation, and if known and applicable, the potential number of persons affected by release of data (“Affected Persons”). The Parties shall discuss in good faith and cooperate to notify the Affected Persons regarding any security breach as and in a form jointly approved by Parties acting reasonably. All costs associated with any security breach including but not limited to, the cost of the notices to, and credit monitoring for at least two (2) years for any Affected Persons will be the sole responsibility of EA. Unless otherwise required by applicable Law, neither Party will communicate with any third party, including, but not limited to the media, vendors, consumers and Affected Persons regarding any security breach without first notifying the other Party and obtaining the express written consent and direction of the other Party.

10.        Warranties and Disclaimers.

(a)     General Warranties. Each Party represents and warrants that: (i) it has the power to enter into this Agreement and to exercise its rights and perform its obligations hereunder; (ii) all corporate or other actions required to authorize its execution of this Agreement and its performance of its obligations hereunder have been duly taken; (iii) its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder do not constitute and will not result in any breach of any agreement; and (iv) it will reasonably comply in all material respects with all applicable Laws in its performance of this Agreement.

(b)     RMCF Warranties. RMCF represents, warrants and covenants that (i) it will perform its obligations hereunder in a manner that complies with applicable Laws and regulations; (ii) it has written non-disclosure, assignment of rights and other appropriate agreements with employees, contractors, and third parties sufficient to allow RMCF to grant the licenses to EA as provided herein, and sufficient to protect the Confidential Information of EA; and (iii) the RMCF Materials do not infringe on any third party Intellectual Property rights in any Permitted Country.

(c)     EA Warranties. EA represents, warrants and covenants that (i) it will perform its obligations hereunder and operate the RMCF Marketplace in a manner that complies with applicable Laws and regulations; (ii) it has written non-disclosure, assignment of rights and other appropriate agreements with employees, contractors and third parties, sufficient to allow EA to grant the assignments and licenses to RMCF as provided herein, and sufficient to protect the Confidential Information of RMCF; (iii) to the extent permitted by applicable Law, it has sufficient language in the applicable customer privacy policies to permit the transfer of Customer Data in accordance with Section 13; and (iv) the RMCF Marketplace and EA Materials (other than the RMCF Materials made available by RMCF) do not infringe any third party Intellectual Property rights.

(d)     THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, AND WARRANTIES IMPLIED FROM A COURSE OF DEALING OR COURSE OF PERFORMANCE.

11.        Indemnification and Limitation of Liability.

(a)     Indemnification by RMCF. RMCF will defend, indemnify and hold harmless EA and its Affiliates, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “EA Indemnitees”) from and against any and all Losses of the EA Indemnitees to the extent arising out of (i) any Action alleging that the RMCF Materials violate, infringe or misappropriate any third party Intellectual Property rights or applicable Laws (however, RMCF will not have any obligation to defend any claim or indemnify EA againt any Loss if such claim arises from EA’s modification or alteration of the RMCF Materials) or (ii) any breach by RMCF of Section 2, Section 4, Section 5(a), Section 5(c), Section 5(d), or Section 8,

(b)     Indemnification by EA. EA will defend, indemnify and hold harmless RMCF and its Affiliates, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RMCF Indemnitees”) from and against any and all Losses of the RMCF Indemnitees to the extent arising out of (i) any Action alleging that the operation of the RMCF Marketplace, the EA Materials or any advertising or promotional materials used or provided by EA in connection with the marketing and/or sale of the Products violate, infringe or misappropriate any third party Intellectual Property rights or applicable Laws to the extent that RMCF is not obligated to indemnify EA for such infringement under Section 11(a); (ii) any breach by EA of Section 2, Section 4, Section 5(a), Section 5(c), Section 5(d), or Section 8, or (iii) any third party Action alleging any unauthorized access, use or disclosure of any Customer Data.

(c)     Indemnification Procedures.

(i)     If an Indemnitee receives notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in EA or RMCF of any claim or of the commencement by any such Person of any Action with respect to which an Indemnitor may be obligated to provide indemnification to such Indemnitee (collectively, a “Third Party Claim”), such Indemnitee will give such Indemnitor written notice thereof as promptly as practicable (and in any event within thirty (30) days) after becoming aware of such Third Party Claim. Any such notice will describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 11(c) will not relieve the related Indemnitor of its obligations under this Section 11, except to the extent, and only to the extent, that such Indemnitor is materially prejudiced by such failure to give notice.

(ii)     An Indemnitor may elect (but will not be required) to defend, at such Indemnitor’s own expense and by such Indemnitor’s own counsel, any Third Party Claim, provided that the Indemnitor will not be entitled to defend and will pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 11(c) (or sooner, if the nature of such Third Party Claim so requires), the Indemnitor will notify the Indemnitee of its election whether the Indemnitor will assume responsibility for defending such Third Party Claim, which election will specify any reservations or exceptions to its defense. After notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee will have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel will be the expense of such Indemnitee; provided, however, in the event that (A) the Indemnitor has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (B) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees will be borne by the Indemnitor.

(iii)     If an Indemnitor elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 11(c)(ii), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnitor.

(iv)     Unless the Indemnitor has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnitor. If an Indemnitor has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it will not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnitor was not consulted in the defense thereof, that such Indemnitor’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnitor does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(v)     In the case of a Third Party Claim, no Indemnitor will consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault on any Indemnitee in connection with such defense.

(d)     Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT AND EXCEPT FOR LIABILITY ARISING UNDER (I) SECTION 4(A) (OWNERSHIP OF LICENSED MATERIALS), (II) SECTION 10(A) ( GENERAL WARRANTIES), (III) SECTION 11 (INDEMNIFICATION) AND (IV) USE OF THE OTHER'S PARTY'S INTELLECTUAL PROPERTY EXCEPT AS PERMITTED UNDER THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES' LIABILITY FOR ALL CLAIMS ARISING OUT OF THIS AGREEMENT WILL EXCEED (I) $500,000 FOR EACH INDIVIDUAL OR SERIES OF RELATED CLAIMS OR (II) $2,500,000 IN THE AGGREGATE FOR ALL EVENTS GIVING RISE TO CLAIMS WHICH EVENTS FIRST AROSE WITHIN EACH FIVE YEAR PERIOD COMMENCING ON THE EFFECTIVE DATE (WITH A NEW AGGREGATE CAP FOR EACH SUCCEEDING FIVE YEAR PERIOD DURING THE TERM ).

12.        Term and Termination.

(a)     Term. This Agreement will commence on the Effective Date and will continue until it is terminated in accordance with this Section 12 (the “Term”).

(b)     Termination for Cause. Each Party may terminate this Agreement, upon written notice to the other Party, in the event (i) the other Party materially breaches its obligations under this Agreement and fails to cure such breach within thirty (30) days from receipt of written notice thereof and (ii) such breach materially and adversely affect the business, operations or financial condition of the non-breaching Party.

(c)     Termination by RMCF. RMCF may terminate this Agreement upon written notice to EA if after the Handover Date, and except as a result of a Force Majeure Event as contemplated by Section 14(b), the RMCF Marketplace is inoperable or otherwise inaccessible by customers for a period of two (2) days greater than such period for EA’s Edible Arrangement’s marketplace.

(d)     Termination of Supply Agreement by RMCF. If the Supply Agreement expires or is terminated in accordance with its terms, RMCF may elect by written notice to EA to terminate this Agreement effective upon its payment to EA of the Termination Payment (as defined in Section 13).

(e)     Change of Control of RMCF. RMCF will provide EA with at least thirty (30) days written notice prior to consummating a Change of Control of RMCF (a “Change of Control Notice”). The Change of Control Notice will indicate whether the acquiror wishes to terminate this Agreement effective upon consummation of such Change of Control. If RMCF delivers a Change of Control Notice that includes an election by the acquirer to terminate the Agreement, then this Agreement will terminate upon consummation of such Change of Control, effective upon its payment to EA of the Termination Payment.

(f)     Bankruptcy. This Agreement will terminate automatically in the event either Party becomes bankrupt or insolvent, or in the event that any agreement or court proceeding is initiated relating to such Party’s financial instability.

(g)     Effects of Termination.

(i)     Upon termination or expiration of this Agreement, (A) the prohibition against RMCF selling Products through E-Commerce Distribution Channels in Section 2(e) will immediately terminate and RMCF may as of the effective date of termination sell Products through any E-Commerce Distribution Channel, including the RMCF Website, (B) subject to Section 12(g)(i)(A), the rights granted to EA in this Agreement will continue for a transition period of one hundred and eighty (180) days (“Transition Period”) and cease thereafter; and (C) after the Transition Period, EA will immediately remove the RMCF Marketplace from the EA Website, and remove from its advertising literature (in any medium) all reference to RMCF, all of the RMCF Materials and the Products and such references to EA’s acting as a distributor with respect to the Products or on behalf of RMCF and EA will cease to act as a distributor of RMCF with respect to the Products via the RMCF Marketplace.

(ii)     Upon termination or expiration of this Agreement, if requested by RMCF, EA will reasonably cooperate (and will use commercially reasonable efforts to cause its third party vendors to reasonably cooperate) with RMCF in coordinating the transition of e-commerce fulfillment services to RMCF or a third party provider (the “Termination Assistance”); provided that EA shall not be required to incur any out-of-pocket expense or, except as set forth in Section 13, transfer any assets to RMCF in connection therewith. The Parties will negotiate in good faith (A) the services, deliverables, tasks and functions to be undertaken by each Party to implement the Termination Assistance, (B) the sequence in which each service, deliverable, task and function will be undertaken and (C) the target completion date for each such service, deliverable, task and function.

(iii)     The termination of this Agreement for any reasons will not release any Party hereto of any liability which at the time of termination had already accrued to the other Party in respect to any act or omission prior thereto. The following Sections will in all events survive the expiration or termination of this Agreement: Sections 4, 8, 10, 11, 12, 13 and 14.

13.        Termination Payment. Following any expiration or termination of this Agreement other than pursuant to Section 12(d) or Section 12(e), RMCF may pay to EA, or if RMCF elects to terminate this Agreement pursuant to Section 12(d) or Section 12(e), RMCF will pay to EA a termination fee (the “Termination Payment”) equal to the fair market value to a third party buyer of the RMCF Marketplace assets based on industry trends, which assets include (a) the right to sell Products exclusively on the RMCF Marketplace, (b) the non-exclusive right to use the Customer Data to operate an e-commerce business selling Products but only if such Customer Data is actually transferrable to and useable by such third party buyer under applicable Law) and (c) such other assets primarily used in the RMCF Marketplace which EA in good faith agrees to transfer to such buyer. Such fair market value and definitive transfer documentation will be negotiated in good faith by the Parties, or if the Parties fail to reach agreement within sixty (60) days following the commencement of such negotiations, by arbitration. For the avoidance of doubt (i) except as set forth in this Section 13, EA is not obligated to transfer any assets to RMCF upon payment of the Termination Payment and (ii) EA may retain a copy of the Customer Data for its own use. Upon RMCF’s request, the Parties will in good faith determine the Termination Payment prior to RMCF issuing a termination notice.

14.        Miscellaneous.

(a)     Governing Law. This Agreement will be governed by and construed in accordance with the laws of Delaware, without regard to conflict of laws principles and the provisions of the U.N. Convention on Contracts for the International Sale of Goods.

(b)     Force Majeure. Except for the payment of monies due hereunder, neither Party will be liable for any breach of this Agreement caused by an act of God, labor dispute, unavailability of transportation, goods, services or labor, governmental restrictions or actions, war (declared or undeclared), terrorism or other hostilities, or by any other event, condition or cause beyond the reasonable control of such Party (“Force Majeure Event”). In the event of a Force Majeure Event, the Party prevented from or delayed in performing will promptly give notice to the other Party and will use commercially reasonable efforts to avoid or minimize the delay.

(c)     Severability. If any provision (or any part thereof) is unenforceable under or prohibited by any present or future law, then such provision (or part thereof) will be amended, and is hereby amended, so as to be in compliance with such law, while preserving to the maximum extent possible the intent of the original provision. Any provision (or part thereof) that cannot be so amended will be severed from this Agreement; and, all the remaining provisions of this Agreement will remain unimpaired.

(d)     Waiver. Failure by a Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such default, will not constitute a waiver of rights hereunder.

(e)     Entire Agreement. This Agreement, together with the Supply Agreement, the SAA, the Warrant and Opt-In Agreements, is the complete agreement between the Parties regarding the subject matter hereof and may be modified only by a writing duly executed by the Parties. In the event of any conflict between this Agreement, the Supply Agreement, the SAA and the Warrant, this Agreement will control.

(f)     Notices. Any notices given under this Agreement must be in writing and may be delivered by hand or sent by internationally-recognized courier service, e-mail or fax to the physical address, e-mail address or facsimile number for each Party set forth below or at such other address as such Party may hereafter designate as the appropriate address for the receipt of such notice. Any such notice will be deemed successfully given:

(i)     if delivered personally, at the time of delivery;

(ii)     in the case of an internationally-recognized courier service, at the time such notice is provided to such service for delivery; or,

(iii)     in the case of e-mail or facsimile, at the time of successful transmission.

(g)     Assignment. Neither Party may assign this Agreement or any of their respective rights or obligations hereunder, whether voluntarily or by operation of law, without the prior written consent of the other Party; provided that either Party may assign or transfer, directly, indirectly or by operation of law, this Agreement in its sole discretion and without the consent of the other Party in the event of or through a Change of Control of such Party. This Agreement will be binding and inure to the benefit of such assignees, transferees and other successors in interest of the Parties, in the event of an assignment or other transfer made consistent with the provisions of this Agreement.

(h)     Independent Contractors. The Parties are independent contractors, and nothing herein will be construed to create a partnership, agency, joint venture, or employer-employee relationship, and neither Party may bind or incur obligations on behalf of the other.

(i)     Attorney’s Fees. In any Action with respect to this Agreement, the prevailing Party will be entitled to recover, in addition to any other amounts awarded, reasonable attorney’s fees and all costs of proceedings incurred in enforcing this agreement.

(j)     Insurance. Each Party will maintain insurance coverage in amounts appropriate for and as otherwise would be suitable for similarly situated companies. Each Party will submit to the other Party a fully paid policies or certificates of insurance naming such Party as an additional insured party and requiring that the insurer will not terminate or materially modify such policies or certificates of insurance without written notice to such Party at least thirty (30) days in advance thereof.

(k)     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be effective as of the Effective Date set forth above.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.: By: /s/ Bryan J. Merryman Name: Bryan J. Merryman Title: Chief Executive Officer and Chief Financial Officer Address:

Rocky Mountain Chocolate Factory, Inc. 265 Turner Drive Durango, Colorado 81303 Attention: Chief Executive Officer and Chief Financial Officer with a copy (which shall not constitute notice) to:
Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 Attention: Sonny Allison and Ned Prusse

EDIBLE ARRANGEMENTS, LLC: By: /s/ Tariq Farid Name: Tariq Farid Title: CEO Address:

Edible Arrangement, LLC

980 Hammond Dr., Suite 1000

Atlanta, GA 30328 USA

Attention: Tariq Farid

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

444 West Lake Street

Suite 900

Chicago, IL 60606

Attention: Neal Aizenstein

Exhibit A

Existing Online Sale Customers

QVC.com

Costco.com

Williamssonoma.com

Ftd.com

Proflowers.com

Amazon.com

AAFES.com

Exhibit B

Marks

RMCF to provide a completed Exhibit B within ten (10) business days of the Effective Date.